Aflac Incorporated 2013 Form 10-K
EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aflac Incorporated:
We consent to incorporation by reference in registration statement Nos. 333-181089 and 333-176178 on Form S-3, and Nos. 333-161269, 333-135327, 333-158969, 333-27883, and 333-115105 on Form S-8 of Aflac Incorporated of our reports dated February 27, 2014, with respect to the consolidated balance sheets of Aflac Incorporated and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Aflac Incorporated.
As discussed in Note 1 to the consolidated financial statements, effective January 1, 2012, the Company retrospectively adopted guidance related to a change in accounting for costs associated with acquiring or renewing insurance contracts.

Atlanta, Georgia
February 27, 2014